Exhibit 99.2

Subject: Important News

Adesto employees,

I am writing to you today to share important news about our company’s future. Today, Dialog Semiconductor announced that it will acquire Adesto. The acquisition, once completed, will mark an exciting new chapter for Adesto across our businesses, providing us with increased scale to achieve our goals and deliver even more value to customers. Together, we will be a true market leader in delivering differentiated solutions to many customers across a vast array of segments.

Dialog is a leading provider of power management, charging, AC/DC power conversion, Wi-Fi and Bluetooth low energy technology. Dialog is publicly traded on the Frankfurt stock exchange. Headquartered near London, Dialog has around 2,000 employees globally, 400 of whom are based in the US, and their Santa Clara offices are just across the 101 freeway.

Through the planned acquisition, Dialog is seeking to accelerate its expansion into the growing IIoT market. Dialog sees opportunities to leverage our products and technologies in combination with its own as it continues expansion into areas such as building automation, factory automation, industrial metering, cloud connectivity, healthcare, and other areas. Dialog also sees possibilities for Adesto’s products in automotive and artificial intelligence where Dialog has an established production flow and channel.

This is an exciting opportunity for Adesto employees. Over the past two years, we have grown from being a provider of application-specific non-volatile memory to being a broad provider of semiconductors and systems for IoT. Dialog already has a large footprint in IoT, and as it expands further into industrial markets, Adesto’s technologies and team will play a key role. By joining forces with Dialog, Adesto will have a larger global footprint, access to greater resources, expanded sales opportunities, and the ability to provide a broader portfolio of products. In addition, Dialog operates with a high level of integrity and has a culture similar to our own, with top talent and a focus on technical excellence.

We expect the transaction to close in the third calendar quarter of 2020. Until the deal closes, each company will continue to operate independently, with business as usual, and discussions between the companies must be strictly limited. No customer proposals or pricing information can be shared between the companies until the transaction closes. In the meantime, we must continue to work on our projects and deliver on our commitments.

I know you will have a lot of questions. I have attached an FAQ to answer as much as we can at this time. Due to pending regulatory approvals and restrictions, we can’t go into further details now. You can find all public materials around today’s announcement here.

We will have an all-hands meeting at 9am Pacific on Thursday (details to follow). Over the next several weeks, Dialog executives will also visit our offices in other parts of the world.

As you learn more about Dialog’s broad range of technology and how it fits with our own, I hope you will be as excited as I am about the opportunity the combined company has in creating and delivering innovative new solutions for the IIoT.

Best,

Narbeh

Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. In some cases, you can identify these forward-looking statements by the use of terms such as “expect,” “will,” “continue,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to: any statements regarding the expected timing of the completion of the transaction and the benefits of the transaction; the ability of Dialog Semiconductor plc, a company incorporated in England and Wales (“Parent”) and the Adesto Technologies Corporation, a Delaware corporation (the “Company”) to complete the proposed transaction considering the various conditions to the transaction, some of which are outside the parties’ control, including those conditions related to regulatory approvals; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are inherently uncertain, and are based on information available to the Company as of the date hereof and current expectations, forecasts, estimates, and assumptions. A number of important factors and uncertainties could cause actual results or events to differ materially from those described in these forward-looking statements, including without limitation: the failure to satisfy or waive any of the conditions to the consummation of the proposed transaction, including the adoption of the Agreement and Plan of Merger by and between the Company, Parent and Azara Acquisition Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (such agreement, the “Merger Agreement”) by the Company’s stockholders and the receipt of certain governmental and regulatory approvals; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the proposed transaction; the risk that the proposed transaction does not close when anticipated or at all; the effects of disruption from the transactions contemplated by the Merger Agreement on the Company’s or Parent’s business and the fact that the announcement and pendency of the transaction may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the occurrence of a Material Adverse Effect (as defined in the Merger Agreement); and other risks that are described in the reports of the Company filed with the Securities and Exchange Commission (the “SEC”), including but not limited to the risks described in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, which was filed with the SEC on March 18, 2019, and the Company’s Quarterly Reports on Form 10-Q, and that are otherwise described or updated from time to time in other filings with the SEC. All forward-looking statements attributable to the Company, or persons acting on the Company’s behalf, are expressly qualified in their entirety by this cautionary statement. Further, the Company disclaims any obligation to update the information in this communication or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

In connection with the proposed acquisition, the Company will file relevant materials with the SEC, including a preliminary and definitive proxy statement. Promptly after filing the definitive proxy statement, the Company will mail the definitive proxy statement and a proxy card to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders of the Company will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov or free of charge at www.adestotech.com.

Additionally, the Company will file other relevant materials in connection with the proposed acquisition of the Company by Parent pursuant to the terms of the Merger Agreement. The Company and its directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed acquisition. Stockholders of the Company may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s most recent Annual Report on Form 10-K, and the proxy statement for the Company’s 2019 annual meeting of stockholders, which was filed with the SEC on April 30, 2019. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the Company’s Investor Relations Website at www.adestotech.com. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the definitive proxy statement relating to the proposed transaction when it becomes available.